Exhibit 99.1

News Release

Investor Contacts:

Scott Morris

+1 859.519.3622

smorris@rhinolp.com

RHINO RESOURCE PARTNERS ANNOUNCES

FOURTH QUARTER 2012 FINANCIAL AND OPERATING RESULTS

LEXINGTON, KY (February 28, 2013) — Rhino Resource Partners LP (NYSE: RNO) (“Rhino” or the “Partnership”) announced today its financial and operating results for the quarter ended December 31, 2012. For the quarter, the Partnership reported adjusted EBITDA of $21.9 million and net income of $9.4 million, compared to adjusted EBITDA of $24.6 million and net income of $12.7 million in the fourth quarter of 2011.  Diluted earnings per unit were $0.33 for the quarter compared to $0.45 for the fourth quarter of 2011.  Total revenues for the quarter were $86.5 million, with coal sales generating $78.9 million of the total.  (Refer to “Reconciliations of Adjusted EBITDA” included later in this release for reconciliations to the most directly comparable GAAP financial measures).

On January 22, 2013, the Partnership announced a cash distribution of $0.445 per common unit, or $1.78 per unit on an annualized basis.  This distribution was paid on February 14, 2013 to all common unitholders of record as of the close of business on February 1, 2013.  No distribution was paid on the subordinated units.

Dave Zatezalo, President and Chief Executive Officer of Rhino’s general partner, stated “We have continued to deliver positive financial results despite the ongoing weakness in both the met and steam coal markets.  Our focus on safety and improved operating efficiency during 2012 has resulted in one of the best years for safety performance in our history.

Our announcement of the initial multi-year coal sales contract for our Pennyrile property in western Kentucky provides us the opportunity to begin construction of the mine, with initial earthwork development scheduled to begin in the next few weeks and production targeted to commence in mid-2014.  With Pennyrile located directly on the navigable Green River in western Kentucky, this property provides unique low cost access to a large customer base, including export markets, and we anticipate this project will generate long term, stable and predictable cash flows similar to our Hopedale and Castle Valley operations once it is at full production.

Our steam coal at Hopedale and Castle Valley remains fully contracted through 2013 and 2014.  In addition, our steam coal customers that had previously delayed shipments earlier in the year took all of their 2012 contracted shipments by the end of the year.  We have completed contract negotiations with our metallurgical coal customers for 2013 shipments at acceptable price levels, which will keep our Central Appalachia met mines open and work crews in place. We continue to see an increase in inquires for our met coal, which have led to some limited spot met sales, giving us greater confidence that the met market has bottomed and is improving.  However, we only participate in these sales when prices are acceptable to us.

We believe our Utica investment has added significant realizable value to the Partnership which will diversify our cash flows and reduce our overall risk.  We saw the first benefits of our diversification efforts as we recorded our initial revenue in December 2012 from wells producing in our Utica shale acreage.  We believe the Utica wells drilled on our acreage by Gulfport can add significant cash flows to our business once additional transportation infrastructure is put in place.  Our Utica position of 6,850 net acres has substantial value as demonstrated by recent transactions.  Our well site preparation business has completed the construction of three drill pads and we expect this area to continue to grow as the pace of drilling increases.”

Further, Zatezalo stated “Our ongoing efforts at the Rhino Eastern joint venture to improve safety, productivity and cost structure at this operation have continued to show positive results.  Due to weak market conditions, we have reduced production to align it with projected sales until market conditions improve.”

Operations Update

Pennyrile

•                  Signed multi-year initial sales contract with a regional utility customer for 800,000 tons per year and continue discussions with additional customers, which leads Rhino to believe there is a high level of interest for this quality coal.

•                  Initial earthwork development scheduled to begin in Q1 2013 with production targeted to commence in mid-2014.

•                  Large contiguous reserve with 32.5 million tons of fully permitted proven and probable reserves under lease, with opportunity to add an additional 15 million tons.

•                  Located directly on the navigable Green River in western Kentucky, which provides unique low cost access to large customer base, including export markets.

Northern Appalachia

•                  Rhino’s Hopedale operation continues to perform well with contracted sales and predictable cash flows as customers who had previously delayed shipments have caught up on their contracted tonnage for 2012.

•                  Rhino’s Clinton Stone operation sold approximately 469,000 tons of limestone in 2012, which represents an 11% increase year over year, and Rhino saw its limestone sales prices increase for the first time since 2009, due to growing demand for this quality product.

•                  Rhino’s Sands Hill operation has reduced its production schedule to align 2013 production with committed sales while it seeks additional customer contracts.

Rhino Western

•                  The Castle Valley mine continues to perform well, with over 1 million tons sold during 2012, which is more than twice the tons sold in 2011.

•                  Rhino has seen spot sales activity increase for coal from its Castle Valley mine, which provides additional cash flow opportunities for this operation.

Central Appalachia

•                  Rhino’s Tug River prep plant is operational and being utilized on a reduced basis.

•                  Rhino is preparing high-wall operations at its Remining 3 surface mine in order to efficiently produce met coal from this operation.

•                  Recent customer inquiries and spot met sales support Rhino’s view that utilization will increase at both the Tug River prep plant and high-wall miner.

•                  The Remining 3 and Grapevine surface mines at the Tug River complex produce quality metallurgical coal that can take advantage of spot and term sales as the met coal market improves.

Eastern Met

•                  Rhino Eastern has demonstrated substantial organizational improvement, which is evident in the safety and operating results at this operation.

•                  Rhino Eastern’s new Eagle #3 mine began production during the third quarter of 2012.  At full capacity, Eagle #3 is expected to produce at a rate of approximately 490,000 tons per year.  Eagle #3 will replace and expand on Eagle #1 production, which will deplete in late Q1 of 2013.

•                  Production has been curtailed due to limited contracted sales commitments.

Oil and Gas

•                  Utica Shale

•                  Rhino co-invested with Wexford Capital and Gulfport Energy (“Gulfport”), with Gulfport acting as the operator, and Rhino currently has a 5% interest in a portfolio of approximately 137,000 gross acres (6,850 net acres).

•                  Rhino believes its investment in the Utica provides significant value to the Partnership, which is evidenced by recent sales transactions.  In addition, Rhino expects future cash flows from producing wells and wells currently being drilled on Rhino’s property.

•                  Three wells are currently producing and Rhino recorded its initial proportionate revenue in December 2012.

•                  The average initial production rate of the first nine wells drilled by Gulfport was 3,849 BOEPD consisting of 787 barrels of condensate per day, 10.85 MMCF of natural gas per day and 1,253 barrels of NGLs (see note (1) in table below).

•                  Fifteen wells have been spudded and test results of Gulfport’s wells are listed in the following table.

		Production mix
Well	IP Rate (Boe/d) (1)	Oil	Gas	NGLs
Wagner 1-28H (active producing)	4,650	9%	50%	41%
Boy Scout 1-33H (active producing)	3,456	45%	26%	29%
Boy Scout 5-33H (active producing)	1,662	54%	23%	23%
Groh 1-12H	1,935	61%	20%	19%
Shugert 1-1H	4,913	3%	56%	41%
Ryser 1-25H	2,914	51%	27%	22%
BK Stephens 1-14H	3,007	41%	34%	25%
Shugert 1-12H	7,482	4%	57%	39%
Clay 1-4H	2,226	34%	32%	34%
Stutzman 1-14H	4,060	—	77%	23%

Source: Gulfport Energy Corporation

(1) Assumes full ethane recovery

•                  Services Group — Rhino’s new services company, Razorback, completed construction of three drill pads in the Utica Shale and has commenced work on its fourth.  Rhino expects the pace of construction to accelerate as drilling increases in the region.

Capital Expenditures

•                  Maintenance capital expenditures for the fourth quarter were approximately $3.2 million.

•                  Expansion capital expenditures for the fourth quarter were approximately $6.0 million, which consisted primarily of Rhino’s continuing investment in the Utica shale, along with other internal development projects.

Sales Commitments

The table below displays Rhino’s committed steam coal sales for the periods indicated.

	Year 2013		Year 2014
	Avg Price	Tons	Avg Price	Tons
Northern Appalachia/Illinois Basin	$59.59	1,689,000	$59.18	1,328,000
Rhino Western	$41.05	864,200	$42.38	1,000,000
Central Appalachia	$83.50	919,160	$75.50	132,000
Total	$61.04	3,472,360	$53.23	2,460,000

Evaluating Financial Results

Rhino management uses a variety of financial measurements to analyze the Partnership’s performance, including (1) Adjusted EBITDA, (2) coal revenues per ton and (3) cost of operations per ton.

Adjusted EBITDA.  Adjusted EBITDA represents net income before deducting interest expense, income taxes and depreciation, depletion and amortization, including Rhino’s proportionate share of these expense items from its Rhino Eastern LLC joint venture, while also excluding certain non-recurring items. Adjusted EBITDA is used by management primarily as a measure of the Partnership’s operating performance. Because not all companies calculate Adjusted EBITDA identically, the Partnership’s calculation may not be comparable to similarly titled measures of other companies. Adjusted EBITDA should not be considered an alternative to net income, income from operations, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP.  (Refer to “Reconciliations of Adjusted EBITDA” included later in this release for reconciliations of Adjusted EBITDA to the most directly comparable GAAP financial measures).

Coal Revenues Per Ton.  Coal revenues per ton sold represents coal revenues divided by tons of coal sold. Coal revenues per ton is a key indicator of Rhino’s effectiveness in obtaining favorable prices for the Partnership’s product.

Cost of Operations Per Ton.  Cost of operations per ton sold represents the cost of operations (exclusive of depreciation, depletion and amortization) divided by tons of coal sold. Rhino management uses this measurement as a key indicator of the efficiency of operations.

Overview of Financial Results

Results for the three months ended December 31, 2012 included:

•                  Adjusted EBITDA of $21.9 million and net income of $9.4 million compared to Adjusted EBITDA of $24.6 million and net income of $12.7 million in the fourth quarter of 2011. The 2012 and 2011 figures include $0.2 million of net loss and $0.2 million of net income, respectively, from the Partnership’s joint venture, Rhino Eastern LLC, which also contributes to the Partnership’s consolidated Adjusted EBITDA.

•                  Basic and diluted net income per common unit of $0.33 compared to $0.45 for the fourth quarter of 2011.

•                  Coal sales were 1.2 million tons compared to 1.3 million for the fourth quarter of 2011.

•                  Total revenues and coal revenues of $86.5 million and $78.9 million, respectively, compared to $101.0 million and $89.5 million, respectively, for the same period of 2011.

•                  Coal revenues per ton of $66.74 compared to $68.62 for the fourth quarter of 2011, a decrease of 2.7%.

•                  Cost of operations of $60.4 million compared to $69.7 million for the same period of 2011.

•                  Cost of operations per ton of $51.14 compared to $53.44 for the fourth quarter of 2011, a decrease of 4.3%.

Total coal revenues decreased approximately 11.9% primarily due to an decrease in tons sold due to ongoing weakness in the met and steam coal markets.  Coal revenues per ton decreased primarily due to a higher mix of lower priced coal from the Rhino Western operations.  Cost of operations decreased year to year due to decreased production due to weakness in the met and steam coal markets.  Cost of operations per ton decreased primarily due to a higher mix of lower cost tons from Rhino’s Castle Valley operation.

Results for the year ended December 31, 2012 included:

•                  Adjusted EBITDA of $90.5 million and net income of $40.2 million compared to Adjusted EBITDA of $82.0 million and net income of $38.1 million for the year ended 2011. The 2012 and 2011 figures include $6.0 million and $3.3 million of net income, respectively, from the Partnership’s joint venture, Rhino Eastern LLC, which also contributes to the Partnership’s consolidated Adjusted EBITDA.

•                  Basic and diluted net income per common unit of $1.42 compared to $1.43 for the year ended 2011.

•                  Coal sales of 4.7 million tons compared to 4.9 million tons for the year ended 2011.

•                  Total revenues and coal revenues of $352.0 million and $304.6 million, respectively, compared to $367.2 million and $333.9 million, respectively, for the same period of 2011.

•                  Coal revenues per ton of $65.22 compared to $68.47 for the year ended 2011, a decrease of 4.8%.

•                  Cost of operations of $247.1 million compared to $267.2 million for the same period of 2011.

•                  Cost of operations per ton of $52.91 compared to $54.79 for the year ended 2011, a decrease of 3.4%.

Total coal revenues decreased approximately 8.8% primarily due to weakness in the met and steam coal markets that resulted in fewer tons sold.  Total year-to-date revenues decreased by a smaller amount compared to the prior year primarily due to $7.4 million in total lease bonus payments received for our Utica Shale acreage, which was recorded in Other revenues.  Coal revenues per ton decreased primarily due to a higher mix of lower priced coal from the Rhino Western operations.  Cost of operations decreased year to year primarily due to idling our Central Appalachia operations during June and the first week of July to reduce inventory levels, as well as decreased production due to weakness in the met and steam coal markets.  Cost of operations per ton decreased primarily due to a higher mix of lower cost tons from Rhino’s Castle Valley operation.

Segment Information

The Partnership produces and markets coal from surface and underground mines in Kentucky, West Virginia, Ohio and Utah.  In addition, with the acquisition of Elk Horn, the Partnership also leases coal reserves to third parties in exchange for royalty revenues.  For the quarter ended December 31, 2012, the Partnership had four reportable business segments: Central Appalachia (includes results for Elk Horn), Northern Appalachia, Rhino Western and Eastern Met (comprised solely of a joint venture with Patriot Coal Corporation).  Additionally, the Partnership reports an Other category that is comprised of the Partnership’s ancillary businesses, including its oil and gas investments.

The Partnership has historically accounted for the Rhino Eastern joint venture under the equity method. Under the equity method of accounting, only limited information (net income) is presented in the Partnership’s consolidated financial statements.   The Partnership has presented additional financial and operating details of the Rhino Eastern joint venture toward the end of this section.

(In millions, except per ton data and %)	Fourth Quarter 2012	Fourth Quarter 2011	% Change* 4Q12 / 4Q11	Year to Date 2012	Year to Date 2011	% Change* 2012 / 2011
Central Appalachia
Coal revenues	$43.5	$54.0	(19.5)%	$161.3	$202.9	(20.5)%
Total revenues	$47.8	$61.2	(21.9)%	$183.4	$219.2	(16.4)%
Coal revenues per ton*	$92.22	$90.18	2.3%	$91.83	$87.92	4.4%
Cost of operations	$31.2	$38.3	(18.6)%	$125.1	$154.2	(18.8)%
Cost of operations per ton*	$66.12	$63.95	3.4%	$71.23	$66.79	6.7%
Tons produced	0.463	0.614	(24.6)%	1.804	2.234	(19.2)%
Tons sold	0.472	0.599	(21.3)%	1.756	2.308	(23.9)%
Northern Appalachia
Coal revenues	$25.7	$26.9	(4.1)%	$102.9	$109.3	(5.8)%
Total revenues	$27.7	$29.7	(6.5)%	$122.0	$120.0	1.7%
Coal revenues per ton*	$54.93	$53.00	3.6%	$54.87	$53.00	3.5%
Cost of operations	$18.3	$18.9	(2.7)%	$76.0	$75.1	1.2%
Cost of operations per ton*	$39.19	$37.25	5.2%	$40.54	$36.45	11.2%
Tons produced	0.461	0.507	(9.3)%	1.884	2.047	(8.0)%
Tons sold	0.468	0.507	(7.5)%	1.875	2.061	(9.0)%
Rhino Western
Coal revenues	$9.7	$8.6	12.1%	$40.4	$21.7	86.4%
Total revenues	$9.9	$8.6	15.2%	$40.7	$21.7	87.6%
Coal revenues per ton*	$39.94	$43.41	(8.0)%	$38.89	$42.78	(9.1)%
Cost of operations	$6.9	$6.8	1.4%	$27.5	$17.9	53.0%
Cost of operations per ton*	$28.53	$34.29	(16.8)%	$26.42	$35.42	(25.4)%
Tons produced	0.230	0.208	10.7%	1.011	0.592	70.8%
Tons sold	0.242	0.198	21.8%	1.039	0.507	105.1%
Other**
Coal revenues	n/a	n/a	n/a	n/a	n/a	n/a
Total revenues	$1.1	$1.5	(28.7)%	$5.9	$6.3	(6.3)%
Coal revenues per ton	n/a	n/a	n/a	n/a	n/a	n/a
Cost of operations	$4.0	$5.7	(29.9)%	$18.5	$20.0	(7.1)%
Cost of operations per ton	n/a	n/a	n/a	n/a	n/a	n/a
Total
Coal revenues	$78.9	$89.5	(11.9)%	$304.6	$333.9	(8.8)%
Total revenues	$86.5	$101.0	(14.3)%	$352.0	$367.2	(4.1)%
Coal revenues per ton*	$66.74	$68.62	(2.7)%	$65.22	$68.47	(4.8)%
Cost of operations	$60.4	$69.7	(13.3)%	$247.1	$267.2	(7.5)%
Cost of operations per ton*	$51.14	$53.44	(4.3)%	$52.91	$54.79	(3.4)%
Tons produced	1.154	1.329	(13.2)%	4.699	4.873	(3.6)%
Tons sold	1.182	1.304	(9.4)%	4.670	4.876	(4.2)%
Eastern Met 100% Basis †
Coal revenues	$6.1	$13.0	(53.0)%	$55.2	$50.0	10.4%
Total revenues	$6.1	$13.0	(53.1)%	$55.2	$50.1	10.3%
Coal revenues per ton*	$185.20	$199.73	(7.3)%	$185.98	$198.97	(6.5)%
Cost of operations	$5.1	$11.1	(54.0)%	$36.7	$37.6	(2.3)%
Cost of operations per ton*	$155.14	$170.88	(9.2)%	$123.71	$149.55	(17.3)%
Net income	$(0.4)	$0.4	(201.6)%	$12.0	$6.5	82.6%
Partnership’s portion of net income	$(0.2)	$0.2	(201.6)%	$6.0	$3.3	80.4%
Tons produced***	0.054	0.077	(29.5)%	0.337	0.266	26.6%
Tons sold***	0.033	0.065	(49.3)%	0.297	0.251	18.1%

* Percentages, totals and per ton amounts are calculated based on actual amounts and not the rounded amounts presented in this table.

** The Other category includes results for Rhino’s ancillary businesses. The activities performed by these ancillary businesses do not directly relate to coal production. As a result, coal revenues, coal revenues per ton and cost of operations per ton are not presented for this category.

*** Rhino Eastern currently produces and sells only premium mid-vol met coal.

† Eastern Met includes the financial data for the Rhino Eastern joint venture in which the Partnership has a 51% membership interest and for which the Partnership serves as manager.  The Partnership’s consolidated revenue and costs do not include any portion of the revenue or costs of Rhino Eastern since the Partnership accounts for this operation under the equity method.  The Partnership only records its proportionate share of net income of Rhino Eastern as a single item in its financial statements, but the Partnership believes the presentation of these items for Rhino Eastern provides additional insight into how this operation contributes to the overall performance of the Partnership.

Additional information for the Central Appalachia segment detailing the types of coal produced and sold, premium high-vol met coal and steam coal, is presented below.  Note that the Partnership’s Northern Appalachia and Rhino Western segments currently produce and sell only steam coal.

(In thousands, except per ton data and %)†	Fourth Quarter 2012	Fourth Quarter 2011	% Change* 4Q12 / 4Q11	Year to Date 2012	Year to Date 2011	% Change* 2012 / 2011
Met coal tons sold	122.4	173.6	(29.5)%	467.8	654.6	(28.5)%
Steam coal tons sold	349.2	425.7	(18.0)%	1,288.3	1,653.4	(22.1)%
Total tons sold	471.6	599.3	(21.3)%	1,756.1	2,308.0	(23.9)%

Met coal revenue	$15,235	$21,483	(29.1)%	$59,511	$79,227	(24.9)%
Steam coal revenue	$28,254	$32,558	(13.2)%	$101,762	$123,706	(17.7)%
Total coal revenue	$43,489	$54,041	(19.5)%	$161,273	$202,933	(20.5)%

Met coal revenues per ton	$124.49	$123.77	0.6%	$127.21	$121.04	5.1%
Steam coal revenues per ton	$80.90	$76.48	5.8%	$78.99	$74.82	5.6%
Total coal revenues per ton	$92.22	$90.18	2.3%	$91.83	$87.92	4.4%

Met coal tons produced	78.7	187.6	(58.0)%	468.3	660.5	(29.1)%
Steam coal tons produced	384.5	426.5	(9.9)%	1,336.2	1,573.5	(15.1)%
Total tons produced	463.2	614.1	(24.6)%	1,804.5	2,234.0	(19.2)%

* Percentages are calculated based on actual amounts and not the rounded amounts presented in this table.

† Excludes data for the Rhino Eastern mining complex located in West Virginia for which the Partnership has a 51% membership interest and serves as manager.

Guidance

For the full year 2013, Rhino currently anticipates the following:

2013
	Coal Operations	Oil and Gas	Total
(in millions)
For:
Adjusted EBITDA	$50 - $60	$10 - $20	$60 - $80
Maintenance Capital Expenditures	$10 - $15	—	$10 - $15
Expansion Capital Expenditures	$16 - $19	$15 - $20	$31 - $39
Interest Expense	—	—	$7
Cash Available for Distribution	—	—	$43 - $58
Production*	3.7 - 4.3	—	3.7 - 4.3
Sales*	3.7 - 4.3	—	3.7 - 4.3

*                                         Guidance for production tons and sale tons includes 51% of expected activity from Rhino Eastern

Fourth Quarter 2012 Financial and Operational Results Conference Call

Rhino’s fourth quarter 2012 financial and operational results conference call is scheduled for today at 10:00 am Eastern time. Participants should call 800-322-2803 (United States/Canada) or 617-614-4925 (International) and utilize the confirmation code 21327361.  A live broadcast of the earnings conference call will also be available via the Internet at www.rhinolp.com under ‘Investor Relations’.

A telephonic replay will be available for anyone unable to participate in the live call. To access the replay, call 888-286-8010 (United States/Canada) or 617-801-6888 (International) and enter confirmation code 90299476. The recording will be available from 12:00 pm (ET) on Thursday, February 28, 2013 through Thursday, March 7, 2013 at 11:59 pm (ET).

The webcast will be archived on the site for one year.

About Rhino Resource Partners LP

Rhino Resource Partners LP is a growth-oriented limited partnership.  Rhino produces metallurgical and steam coal in a variety of basins throughout the United States, leases coal through its Elk Horn subsidiary, and owns oil and gas acreage in the Utica and Cana Woodford areas.

About Wexford Capital LP

Rhino’s general partner, Rhino GP LLC, is an affiliate of Wexford Capital LP (“Wexford”).  Wexford is an SEC registered investment advisor with over $4.7 billion of assets under management.  Wexford has particular expertise in the energy/natural resources sector with actively managed investments in coal, oil and gas exploration and production, energy services and related sectors.  Through Wexford’s extensive portfolio of energy, resource and related investments, it sees an extensive flow of potential new investment opportunities, many which could be suitable for Rhino.  Although Wexford has no obligation to provide such investment opportunities to Rhino, it has made available several of these investments to Rhino and expects to be in a position to continue to selectively source and underwrite for Rhino new coal, energy and related investment opportunities.

Additional information regarding Rhino and Wexford is available on their respective web sites — RhinoLP.com and Wexford.com.

Forward Looking Statements

Except for historical information, statements made in this press release are “forward-looking statements.” All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Rhino expects, believes or anticipates will or may occur in the future are forward-looking statements, including the statements and information included under the heading “Operations Update,” “Oil and Gas,” and “Guidance.” These forward-looking statements are based on Rhino’s current expectations and beliefs concerning future developments and their potential effect on Rhino’s business, operating results, financial condition and similar matters.  While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting Rhino will turn out as Rhino anticipates.  Whether actual results and developments in the future will conform to expectations is subject to significant risks, uncertainties and assumptions, many of which are beyond Rhino’s control or ability to predict. Therefore, actual results and developments could materially differ from Rhino’s historical experience, present expectations and what is expressed, implied or forecast in these forward-looking statements.  Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the following: decline in coal prices, which depend upon several factors such as the supply of domestic and foreign coal, the demand for domestic and foreign coal, governmental regulations, price and availability of alternative fuels for electricity generation and prevailing economic conditions; increased competition in global coal markets and declines in demand for coal; current and future environmental laws and regulations which could materially increase operating costs or limit Rhino’s ability to produce and sell coal; extensive government regulation of mine operations, especially with respect to mine safety and health, which imposes significant actual and potential costs; difficulties in obtaining and/or renewing permits necessary for operations; a variety of operating risks, such as unfavorable geologic conditions, natural disasters, mining and processing equipment unavailability, failures and unexpected maintenance problems and accidents, including fire and explosions from methane; fluctuations in transportation costs or disruptions in transportation services could increase competition or impair Rhino’s ability to supply coal; a shortage of skilled labor; increases in raw material costs, such as steel, diesel fuel and explosives; Rhino’s ability to acquire replacement coal reserves that are economically recoverable; inaccuracies in Rhino’s estimates of coal reserves and non-reserve coal deposits; existing and future laws and regulations regulating the emission of sulfur dioxide and other compounds could affect coal consumers and as a result reduce demand for coal; federal and state laws restricting the emissions of greenhouse gases; Rhino’s ability to acquire or failure to maintain, obtain or renew surety bonds used to secure obligations to reclaim mined property; Rhino’s dependence on a few customers and its ability to find and retain customers under favorable supply contracts; changes in consumption patterns by utilities away from the use of coal, such as resulting from low natural gas prices; disruption in supplies of coal produced by contractors operating Rhino’s mines; defects in title in properties that Rhino owns or losses of any of Rhino’s leasehold interests; increased labor costs or work stoppages; the ability to retain and attract senior management and other key personnel; and assumptions underlying reclamation and mine closure obligations are materially inaccurate.

In addition to the foregoing, Rhino’s business, financial condition, results of operations and cash available for distribution could be adversely affected by factors relating to, or resulting from, the Elk Horn acquisition. Such factors would include the failure to realize the anticipated benefits of the Elk Horn acquisition; a material change in Elk Horn management’s estimated coal reserves and non-reserve coal deposits; exposure of the lessees’ mining operations to the same risks and uncertainties that Rhino faces as a mine operator; ability of the lessees to effectively manage their operations on the leased properties; ability of the lessees to satisfy customer contracts with coal from properties other than Elk Horn’s properties; and incorrect reporting of royalty revenue by lessees.

Other factors that could cause Rhino’s actual results to differ from its projected results are described in its filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof.  Rhino undertakes no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise, unless required by law.

# # #

RHINO RESOURCE PARTNERS LP

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

AS OF DECEMBER 31, 2012 and 2011

(in thousands)

	December 31, 2012	December 31, 2011
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$461	$449
Accounts receivable, net of allowance	33,560	37,242
Inventories	18,743	15,629
Prepaid expenses and other	4,510	5,755
Total current assets	57,274	59,075
Net property, plant & equipment, incl coal properties, mine development and construction costs	463,960	450,116
Investment in unconsolidated affiliates	23,659	18,736
Other non-current assets	14,565	10,867
TOTAL	$559,458	$538,794
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Accounts payable	$18,030	$23,145
Current portion of long-term debt	2,350	1,334
Accrued expenses and other	24,566	23,040
Total current liabilities	44,946	47,519
NON-CURRENT LIABILITIES:
Long-term debt	161,199	141,764
Asset retirement obligations	30,748	30,921
Other non-current liabilities	16,923	11,492
Total non-current liabilities	208,870	184,177
Total liabilities	253,816	231,696
COMMITMENTS AND CONTINGENCIES
PARTNERS’ CAPITAL:
Limited partners	292,791	293,100
General partner	11,420	11,650
Accumulated other comprehensive income	1,431	2,348
Total partners’ capital	305,642	307,098
TOTAL	$559,458	$538,794

RHINO RESOURCE PARTNERS LP

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per unit data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
REVENUES:
Coal sales	$78,885	$89,509	$304,568	$333,876
Other revenues	7,651	11,517	47,423	33,345
Total revenues	86,536	101,026	351,991	367,221
COSTS AND EXPENSES:
Cost of operations (exclusive of depreciation, depletion and amortization)	60,446	69,703	247,105	267,180
Freight and handling costs	1,251	1,058	5,833	4,329
Depreciation, depletion and amortization	10,458	9,812	41,370	36,325
Selling, general and administrative (exclusive of depreciation, depletion and amortization)	5,402	6,470	20,442	21,815
(Gain) loss on sale of assets—net	(2,714)	(336)	(4,890)	(3,172)
Total costs and expenses	74,843	86,707	309,860	326,477
INCOME FROM OPERATIONS	11,693	14,319	42,131	40,744
INTEREST AND OTHER INCOME (EXPENSE):
Interest expense and other	(1,878)	(1,788)	(7,767)	(6,062)
Interest income and other	—	1	92	51
Equity in net income (loss) of unconsolidated affiliate	(439)	180	5,766	3,338
Total interest and other income (expense)	(2,317)	(1,607)	(1,909)	(2,673)
INCOME BEFORE INCOME TAXES	9,376	12,712	40,222	38,071
NET INCOME	$9,376	$12,712	$40,222	$38,071

General partner’s interest in net income	$188	$254	$804	$762
Common unitholders’ interest in net income	$5,080	$6,884	$21,794	$19,603
Subordinated unitholders’ interest in net income	$4,108	$5,574	$17,624	$17,706
Net income per limited partner unit, basic:
Common units	$0.33	$0.45	$1.42	$1.43
Subordinated units	$0.33	$0.45	$1.42	$1.43
Net income per limited partner unit, diluted:
Common units	$0.33	$0.45	$1.42	$1.43
Subordinated units	$0.33	$0.45	$1.42	$1.43
Distributions paid per limited partner unit (1)	$0.445	$0.48	$1.85	$1.8108
Weighted average number of limited partner units outstanding, basic:
Common units	15,348	15,309	15,331	13,725
Subordinated units	12,397	12,397	12,397	12,397
Weighted average number of limited partner units outstanding, diluted:
Common units	15,349	15,320	15,335	13,744
Subordinated units	12,397	12,397	12,397	12,397

(1) No distributions were paid on the subordinated units during the three months ended December 31, 2012.

Reconciliations of Adjusted EBITDA

The following tables present reconciliations of Adjusted EBITDA to the most directly comparable GAAP financial measures for each of the periods indicated (note: DD&A refers to depreciation, depletion and amortization).  Rhino management believes the presentation of Adjusted EBITDA that includes the proportionate share of DD&A and interest expense for Rhino Eastern is appropriate since the Partnership’s portion of Rhino Eastern’s net income that is recognized as a single line item in its financial statements is affected by these expense items.  Since Rhino does not reflect these proportionate expense items of DD&A and interest expense in its consolidated financial statements, management believes that the adjustment for these expense items in the Adjusted EBITDA calculation is more representative of how management reviews the results of the Partnership and provides investors with additional information that they can use to evaluate Rhino’s results.

($ in millions)	Fourth Quarter 2012	Fourth Quarter 2011	Year to Date 2012	Year to Date 2011	Year Ending 2013 (est midpoint)
Net income (loss)	$9.4	$12.7	$40.2	$38.1	$22.0
Plus:
Depreciation, depletion and amortization (DD&A)	10.4	9.8	41.4	36.3	40.0
Interest expense	1.9	1.8	7.8	6.1	7.0
EBITDA*	$21.7	$24.3	$89.4	$80.4	$69.0
Plus: Rhino Eastern DD&A-51%	0.2	0.3	1.0	1.5	1.0
Plus: Rhino Eastern interest expense-51%	—	—	0.1	0.1	—
Adjusted EBITDA*	$21.9	$24.6	$90.5	$82.0	$70.0

* Totals may not foot due to rounding

	Three Months Ended December 31		Twelve Months Ended December 31
($ in millions)	2012	2011	2012	2011
Net cash provided by operating activities	$21.7	$15.6	$79.7	$66.9
Plus:
Increase in net operating assets	—	10.7	—	8.9
Gain on sale of assets	3.1	0.3	4.9	3.2
Amortization of deferred revenue	0.3	0.2	1.1	0.5
Amortization of actuarial gain	0.1	—	0.3	—
Interest expense	1.9	1.8	7.8	6.1
Equity in net income of unconsolidated affiliate	—	0.2	5.8	3.3
Less:
Decrease in net operating assets	3.7	—	2.8	—
Accretion on interest-free debt	0.1	0.1	0.2	0.2
Amortization of advance royalties	0.1	0.2	0.2	1.1
Amortization of debt issuance costs	0.3	0.3	1.1	1.1
Equity-based compensation	0.2	0.1	0.9	0.7
Loss on retirement of advance royalties	—	—	0.1	0.1
Accretion on asset retirement obligations	0.6	0.5	1.9	2.0
Distributions from unconsolidated affiliate	—	3.3	3.0	3.3
Equity in net loss of unconsolidated affiliate	0.4	—	—	—
EBITDA	$21.7	$24.3	$89.4	$80.4
Plus: Rhino Eastern DD&A-51%	0.2	0.3	1.0	1.5
Plus: Rhino Eastern interest expense-51%	—	—	0.1	0.1
Adjusted EBITDA	$21.9	$24.6	$90.5	$82.0